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                                                                     EXHIBIT 8.1


                              TROUTMAN SANDERS LLP

                                ATTORNEYS AT LAW
                         A LIMITED LIABILITY PARTNERSHIP



                              BANK OF AMERICA PLAZA
                     600 PEACHTREE STREET, N.E. - SUITE 5200
                           ATLANTA, GEORGIA 30308-2216
                             TELEPHONE: 404-885-3000
                             FACSIMILE: 404-885-3900


                                  June 3, 2004



AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096

         AGCO Corporation - 1.75% Senior Subordinated Convertible Notes due 2033

Dear Ladies and Gentlemen:

         We have acted as special counsel to AGCO Corporation, a Delaware corporation (the "Company"), in connection with its Registration Statement filed on Form S-3 dated June 3, 2004 (the "Registration Statement") pursuant to which the Company is registering $201,250,000 aggregate principal amount of the Company's 1.75% Convertible Senior Subordinated Notes Due 2033 (the "Notes") and 8,999,759 shares of the Company's common stock (the "Shares" and, together with the Notes, the "Securities"). You have requested our opinion regarding certain United States federal income tax matters in connection with the Registration Statement.

         In formulating our opinion herein, we have reviewed the prospectus accompanying the Registration Statement (the "Prospectus") and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In conducting this review, we have not conducted an independent examination of any of the facts set forth in the Prospectus or other documents, and have, consequently, relied upon the Company's representations that the information presented in these documents or otherwise furnished to us accurately represents and completely describes all material facts relevant to our opinion herein, and upon the authenticity of documents submitted to us as originals or certified copies, the accuracy of copies, the genuineness of all signatures and the legal capacity of all natural persons. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of these facts or documents.

         Additionally, in rendering our opinion herein, we have assumed that any and all transactions described in or contemplated by any of the aforementioned documents have been or will be consummated consistent with the descriptions of such transactions as set forth in the Prospectus and in accordance with the operative documents relating to these transactions.



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AGCO Corporation
June 3, 2004
Page 2


         The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder (including proposed and temporary regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history, as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect. Our opinion is not binding on the Internal Revenue Service or on the courts, and, therefore, provides no guarantee or certainty as to results. In addition, our opinion is based on certain factual representations and assumptions described herein. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinion could affect the conclusion expressed below.

         Based on the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the discussion in the Prospectus under the caption "United States Federal Tax Considerations" to the extent that such information constitutes matters of law, summaries of legal matters, or legal conclusions, is a fair and accurate summary of the material United States federal income tax consequences of the ownership and disposition of the Securities.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Troutman Sanders LLP under the caption "Legal Matters" in the Registration Statement and the Prospectus.

         This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matter relating to the Company or to any investment therein, or under any other law. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.



                                Very truly yours,



                                /s/ TROUTMAN SANDERS LLP